Exhibit 10.2

AMENDED OFFERING DOCUMENT

XENOPORT, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

OFFERING DOCUMENT

ADOPTED BY THE BOARD OF DIRECTORS: JUNE 12, 2015

In this document, capitalized terms not otherwise defined will have the same definitions of such terms as in the XenoPort, Inc. 2015 Employee Stock Purchase Plan.

1.	GRANT; OFFERING DATE.

(a) The Board hereby authorizes a series of Offerings pursuant to the terms of this Offering Document.

(b) The first Offering hereunder (the “Initial Offering”) will begin on July 1, 2015 and will end on May 15, 2016, unless terminated earlier as provided below. The Initial Offering will consist of two (2) Purchase Periods, with the first Purchase Period ending on November 15, 2015 and the second Purchase Period ending on May 15, 2016.

(c) After the Initial Offering ends, a new Offering will automatically begin on each May 16 over the term of the Plan, subject to Section 1(g). Each new Offering will be approximately twelve (12) months in duration. Each new Offering will consist of two (2) Purchase Periods, each of which will be approximately six (6) months in duration ending on May 15 and November 15 each year. Except as provided below, a Purchase Date is the last day of a Purchase Period or of an Offering, as the case may be.

(d) Notwithstanding the foregoing: (i) if any Offering Date falls on a day that is not a Trading Day, then such Offering Date will instead fall on the next subsequent Trading Day, and (ii) if the last day of either a Purchase Period or an Offering (and therefore any Purchase Date) falls on a day that is not a Trading Day, then such last day of the Purchase Period or Offering (and therefore the Purchase Date) will instead fall on the immediately preceding Trading Day.

(e) Prior to the commencement of any Offering, the Board may change any or all terms of such Offering and any subsequent Offerings. The granting of Purchase Rights pursuant to each Offering hereunder will occur on each respective Offering Date unless (i) prior to such date, the Board determines that such Offering will not occur, or (ii) no shares of Common Stock remain available, as of the Offering Date, for issuance under the Plan in connection with such Offering.

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(f) If the Company’s accountants advise the Company that the accounting treatment of purchases under the Plan is such that the Company determines is detrimental to its best interests, then the Board may, in its sole discretion, terminate each Offering that is then ongoing as of the next Purchase Date (after the purchase of Common Stock on such Purchase Date) under such Offering.

(g) Notwithstanding anything in this Section 1 to the contrary, if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within an Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on that first Trading Day (the “Restart Offering”). Thereafter, notwithstanding the provisions of Section 1(c), instead of a new Offering beginning pursuant to Section 1(c), a new Offering will begin on the May 16 or November 16 that is closest to the twelve (12)-month anniversary of the first day of the Restart Offering and every twelve (12) months thereafter. It is intended that Sections 1(c) and 1(g) will operate so that only one Offering will be outstanding at any time under the Plan.

2.	ELIGIBLE EMPLOYEES.

(a) Each Eligible Employee who has been an Employee for a continuous period of at least four (4) weeks ending on the Offering Date of an Offering and, on such Offering Date, is either (i) an employee of the Company, (ii) an employee of a Related Corporation incorporated in the United States, or (iii) an employee of a Related Corporation that is not incorporated in the United States but whose employees the Board has designated as eligible to participate in the Offering, will be granted a Purchase Right on the Offering Date of such Offering, provided that such Employee has completed all necessary enrollment paperwork (including any enrollment form) required by the Company at least ten (10) days (or such other period of time as determined by the Company and communicated to Participants) prior to the Offering Date.

(b) Each Employee who first becomes an Eligible Employee during an Offering will not be granted a Purchase Right under such Offering, but will be eligible to participate in subsequent Offerings, provided that such Employee meets the requirements set forth in the Plan and this Offering Document for eligibility to participate in any such subsequent Offerings.

(c) Notwithstanding the foregoing, the following Employees will not be Eligible Employees or be granted Purchase Rights under an Offering:

(i) Any Employee whose customary employment is five (5) months per calendar year or less;

(ii) Any Employee who is a five percent (5%) stockholder (including ownership through unexercised and/or unvested stock options) as described in Section 6(c) of the Plan; and

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(iii) Any Employee in a jurisdiction outside of the United States if, as of the Offering Date of the Offering, the grant of such Purchase Rights under this Offering Document would not be in compliance with the applicable laws, regulations or requirements of any jurisdiction in which the Employee resides or is employed, as determined in the sole discretion of the Board.

3.	PURCHASE RIGHTS; PURCHASE LIMITS.

(a) Subject to the limitations herein and in the Plan, a Participant’s Purchase Right under an Offering will permit the purchase of the number of shares of Common Stock purchasable with up to fifteen percent (15%) of such Participant’s Earnings paid during the Offering, beginning as of the date such Participant first commences participation in the Offering.

(b) Notwithstanding anything to the contrary herein, due to certain payroll deductions and withholdings, a Participant’s Contributions with respect to an Offering may be less than the percentage of Earnings that such Participant elected to have contributed with respect to such Offering. For each pay period during an Offering, a Participant’s Contributions will be deducted from such Participant’s pay after deducting any (i) amounts elected to be deferred by such Participant under any qualified cash or deferred arrangement described in Section 401(k) of the Code or other deferred compensation program or arrangement established by the Company or a Related Corporation, (ii) payments for coverage under any Company or Related Corporation health insurance plan or other employee benefit plan, (iii) contributions to any Company or Related Corporation flexible spending account plan, (iv) other pre-tax deductions, (v) other deductions designated by the Company, and (vi) applicable tax withholding. As a result, a Participant may not be able to make Contributions to the Plan for such pay period or Offering at the percentage of Earnings that such Participant elected to have contributed with respect to such Offering.

(c) For Offerings hereunder, “Earnings” means the total cash compensation paid to a Participant by the Company or a Related Corporation, including all base salary and base wages (including the value of such amounts elected to be deferred by such Participant under any qualified cash or deferred arrangement described in Section 401(k) of the Code or other deferred compensation program or arrangement established by the Company or a Related Corporation), overtime pay, commissions, bonuses, and other cash remuneration paid directly to such Participant, but excluding profit sharing contributions, the cost of employee benefits paid for by the Company or a Related Corporation, education or tuition reimbursements, imputed income arising under any Company or Related Corporation group insurance or benefit program, traveling expenses, business and moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with stock options and other equity awards, contributions made by the Company or a Related Corporation under any employee benefit plan, and similar items of compensation.

(d) Subject to the limitations herein and in the Plan, the maximum number of shares of Common Stock that a Participant may purchase on any Purchase Date in an Offering will be such number of shares as has a Fair Market Value (determined as of the Offering Date for such Offering) equal to (1) $25,000 multiplied by the number of calendar years in which the Purchase

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Right under such Offering has been outstanding at any time, minus (2) the Fair Market Value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) that, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the Purchase Right has been outstanding. For the avoidance of doubt, the first day of an Offering is that Offering’s “Offering Date”. In all cases, this $25,000 limit will be determined in accordance with regulations applicable under Section 423(b)(8) of the Code. In particular, the amount in clause (2) will be determined based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, and pursuant to any other Company or Related Corporation plans intended to qualify as an employee stock purchase plan under Section 423 of the Code, and (ii) the number of shares subject to other Purchase Rights outstanding on the Offering Date for such Offering pursuant to the Plan and any other such Company or Related Corporation plan intended to qualify as an Employee Stock Purchase Plan.

(e) In all cases, the maximum aggregate number of shares of Common Stock available to be purchased by all Participants under an Offering will be the number of shares of Common Stock remaining available under the Plan on the Offering Date, rounded down to the nearest whole share, taking into account the Purchase Rights granted or to be granted under all other contemporaneous Offerings under the Plan. If the aggregate number of shares of Common Stock to be purchased upon the exercise of all outstanding Purchase Rights on a single Purchase Date under all ongoing Offerings would exceed the foregoing limit, the Board will make a pro rata allocation (based on each Participant’s accumulated Contributions) on the applicable Purchase Date of the shares available (as of the Offering Date) in a uniform and equitable manner.

(f) Any Contributions not applied to the purchase of shares of Common Stock as a result of the application of the limits set forth in this Section 3 will be refunded to the Participants at the end of the Offering without interest.

4.	PURCHASE PRICE.

The purchase price of shares of Common Stock under an Offering will be the lesser of: (i) eighty-five percent (85%) of the Fair Market Value of such shares of Common Stock on the Offering Date, and (ii) eighty-five percent (85%) of the Fair Market Value of such shares of Common Stock on the applicable Purchase Date, in each case rounded up to the nearest whole cent per share.

5.	PARTICIPATION.

(a) An Eligible Employee’s election to participate in an Offering is effective on the Offering Date. An Eligible Employee must elect his or her Contribution rate on the enrollment form provided by the Company. The completed enrollment form must be delivered to the Company at least ten (10) days (or such other period of time as determined by the Company and communicated to Participants) prior to the Offering Date for each Offering in which an Eligible Employee elects to participate. Contribution rates must be expressed in whole percentages of Earnings, with a minimum percentage of one percent (1%) (except as otherwise provided herein) and a maximum percentage of fifteen percent (15%). Contributions may only be made through payroll deductions.

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(b) A Participant may increase or decrease his or her Contribution rate, with such change effective as of the next Purchase Period or Offering, as applicable, by delivering the required election form to the Company at least ten (10) days (or such other period of time as determined by the Company and communicated to Participants) prior to the start of the Purchase Period or Offering, as applicable, for which it is to be effective. However, the Company may determine in its sole discretion at any time, including at any time following the commencement of a Purchase Period or Offering, that it will no longer accept Participant requests to increase Contribution rates.

(c) With respect to Contributions to be made during a Purchase Period, a Participant (i) may not increase his or her Contribution rate during the Purchase Period and (ii) may decrease his or her Contribution rate (including a decrease to zero percent (0%)) no more than twice during the Purchase Period (and the second decrease must be to zero percent (0%)). The Participant must deliver an election form stating the new Contribution rate to the Company at least ten (10) days (or such other period of time as determined by the Company and communicated to Participants) prior to the payroll date for which it is to be effective.

(d) A Participant may withdraw from an Offering and receive a refund of his or her accumulated but unused Contributions without interest, at any time prior to the end of the Offering, but excluding the ten (10)-day period immediately preceding a Purchase Date (or such other period of time determined by the Company and communicated to Participants), by delivering the required form of withdrawal notice to the Company. A Participant who has withdrawn from an Offering may not again participate in that Offering, but may participate in a subsequent Offering, provided that he or she is eligible to participate in such subsequent Offering and has completed all necessary enrollment paperwork (including any enrollment form) required by the Company at least ten (10) days (or such other period of time as determined by the Company and communicated to Participants) prior to the Offering Date of such subsequent Offering.

(e) Eligible Employees may not make an investment decision regarding participation in an Offering, including electing a Contribution rate, until a registration statement covering the shares of Common Stock reserved under the Plan for that Offering has been filed by the Company and has become effective. The Company may establish procedures to enable the purposes of the Plan to be satisfied while complying with applicable securities laws.

(f) Once an Eligible Employee affirmatively enrolls in an Offering and authorizes Contributions, the Eligible Employee automatically will be enrolled for all subsequent Offerings until (i) he or she elects to withdraw from an Offering pursuant to Section 5(d) or otherwise terminates his or her participation in the Plan, (ii) he or she is no longer eligible to participate in the Plan (including through termination of employment), (iii) no shares of Common Stock remain available for issuance under the Plan, or (iv) the Plan is suspended or terminated.

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6.	PURCHASES.

Subject to the limitations herein and in the Plan, on each Purchase Date, each Participant’s Contributions (without any increase for interest) will be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering.

7.	NOTICES AND AGREEMENTS.

Any notices or agreements provided for in an Offering or the Plan will be given in writing, in a form provided by the Company (including documents delivered in electronic form, if authorized by the Company). Unless specifically provided for in the Plan or this Offering, notices and agreements will be deemed effectively given upon receipt (including documents delivered in electronic form).

8.	EXERCISE CONTINGENT ON STOCKHOLDER APPROVAL.

The Purchase Rights granted under an Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as an Employee Stock Purchase Plan.

9.	OFFERING SUBJECT TO PLAN.

Each Offering is subject to all the provisions of the Plan, and the provisions of the Plan are hereby made a part of the Offering. The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan will control.

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